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EXHIBIT 10.4

June 6, 2002

John M. Ingram
c/o Ingram Realty Advisors
600 Unicorn Park Drive
Woburn, MA 01801

Re: Consulting Services

Dear John:

        This letter (the "Agreement") confirms the terms and conditions under which you have agreed to perform consulting services for The Mills Corporation and its affiliates (collectively, the "Company").

        1.    Scope of Work.    Under this Agreement, you will provide consulting services to the Company with respect to such development, leasing and other transactions as may be assigned to you from time to time. We envision that in some instances you will take a primary role in negotiating business deals on behalf of the Company. In other instances, your role will be more secondary in nature, consisting primarily of reviewing drafts of transaction documents and advising the Company on business terms, strategies, etc. In this regard, we anticipate that your efforts will be focused on areas including (a) assessing opportunities for the Company in the Boston region; (b) assisting with the evaluation of pre-development sites in other areas of the United States; (c) aiding in the development of relationships with department stores and the periodic review of those relationships; and, (d) the development of relationships and potential negotiations of agreements with major retailers in Europe. We envision that the services you perform on behalf of the Company will require, on average, approximately 25% of normal business hours. In performing your services under this Agreement, you will, of course, be interacting with various business executives and attorneys of the Company. Your services should be coordinated with James F. Dausch, the Company's Senior Executive Vice President-Development (as to development matters) and Judith S. Berson, Executive Vice President-Leasing (as to leasing matters). They will assist you in prioritizing the various projects that may be assigned to you from time to time.

        2.    Term.    The term of this Agreement shall be for eighteen (18) months, beginning as of June 1, 2002. At the conclusion of the term, we will meet to explore whether an extension of the term of this agreement will be mutually acceptable. Either party may terminate this Agreement for its own convenience at any time, with or without cause, by giving thirty (30) days written notice to the other party.

        3.    Independent Contractor Relationship.    You will be an independent contractor and not an employee of the Company. Neither you nor the Company shall represent directly or indirectly that you have authority to bind the Company, or to incur any liabilities or obligations of any kind in the name of or on behalf of the Company. You shall not assign or subcontract any of your obligations hereunder without prior written consent of the Company.

        4.    Payment for Services.    The Company will pay you for services rendered pursuant to this Agreement a fee (the "Fee") which shall be calculated and payable as follows: the Company shall pay you a monthly guaranteed draw (the "Draw"), payable on the first business day of each month, in the amount of $15,000 per payment with respect to services performed during the preceding month. Fees payable pursuant to this Agreement will be in addition to, and not in lieu of, fees that you earn in your capacity as a director of the Company.

        5.    Expense Reimbursement.    The Company will reimburse you for reasonable and pre-authorized travel expenses for purposes of face-to-face client meetings. Such reimbursement shall be made in accordance with and subject to the Company's standard policies concerning reimbursable expenses.

        6.    Tax Treatment.    You and the Company agree that the Company will treat you as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. As an independent contractor, you acknowledge that you will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers' compensation benefits in the event that you are injured in any manner while performing obligations under this Agreement. You will be solely responsible to pay any and all local, state, and/or federal income, and social security and unemployment taxes. The Company will provide you with a Form 1099 to the extent required by law.

        7.    Changes.    This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by you and the Company.

        8.    Burden and Benefit.    This Agreement shall be binding upon, and shall inure to the benefit of, the Company, its successors and assigns, and you and your heirs. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise.

        9.    No Waiver.    The failure of either party to execute a right or to require performance by the other party of any part of this Agreement shall not affect the full right to exercise such right or to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

        10.    Complete Agreement.    This Agreement is the complete and exclusive statement of the Agreement between the parties and supersedes any and all prior or contemporaneous representations, communications and contractual agreements relating to the subject matter of this Agreement, whether written or oral.

        11.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of laws provisions thereof.

        12.    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof.

        13.    Notices.    All notices, demands, requests or other instruments which may be or are required to be given hereunder shall be in writing and sent to you or the Company to the addresses set forth in this Article, by hand delivery, via facsimile, certified mail-return receipt requested, or via overnight courier, and shall be deemed sufficient notice and demand in any case arising under this Agreement. Each party may give notice to the other party of a change of its address for the purposes of giving notice under this paragraph which thereafter, until changed by a like notice, shall be the address of such party for all purposes of this Agreement.

Client:	The Mills Corporation Attn.: General Counsel 1300 Wilson Blvd. Suite 400 Arlington, VA 22209 Telephone: 703-526-5155 Facsimile: 703-526-5298
Consultant:	John M. Ingram c/o Ingram Realty Advisors 600 Unicorn Park Drive Woburn, MA 01801 Telephone: 781-938-4460 Facsimile: 781-932-3092

        Please confirm your agreement to the foregoing matters by signing and returning a copy of this letter. We look forward to working with you.

Very truly yours,
THE MILLS CORPORATION
	By:	/s/ LAURENCE C. SIEGEL Laurence C. Siegel Chairman and Chief Executive Officer

CONFIRMED AND AGREED:
/s/ JOHN M. INGRAM John M. Ingram

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EXHIBIT 10.4